EXHIBIT 99.1

NEWS RELEASE
Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
ALON USA ANNOUNCES CREDIT AGREEMENT
DALLAS — FEBRUARY 16, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has entered into an Amended Revolving Credit Agreement (“Credit Facility”) with Israel Discount Bank of New York, as administrative agent and co-arranger and Bank Leumi USA as co-arranger, through its operating subsidiary. The total commitment under the Credit Facility is $240 million and is for, among other things, working capital, acquisitions and other general corporate purposes.
The initial size of the Credit Facility is $160 million with options to increase the size of the Credit Facility up to $240 million to allow Alon greater flexibility in a prolonged high crude oil price environment and upon expansion of throughput capacity. Previously, the amount available under the credit facility was $141.6 million.
Under this new credit facility, the term was extended to January 2010; existing borrowing costs and letter of credits fees have been reduced; most covenants have been eased; there are substantially no limitations on incurrence of debt, distribution of dividends or investment activities absent existing or resulting default; and retail subsidiaries have been excluded from the facility. The facility is secured by cash, accounts receivable, inventory and related assets and all fixed assets previously securing the facility have been released.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
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